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                          CERTIFICATE OF INCORPORATION

                                       OF

                                    QAD INC.


          The undersigned, for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware, certifies:

          FIRST: The name of the corporation is QAD Inc. (hereinafter referred to as the "CORPORATION").

          SECOND: The address of the Corporation's registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (hereinafter referred to as the "GCL").

          FOURTH: Unless and until the Automatic Conversion (as defined in SECTION B(1)(f)(ii) of this ARTICLE FOURTH) occurs, the Corporation is authorized to issue two classes of shares of common stock and one class of preferred stock. The total number of shares of stock which the Corporation shall have authority to issue is twenty million one-hundred thousand (20,100,000) shares, consisting of twenty million (20,000,000) shares of common stock, par value $.001 per share (the "COMMON STOCK") and one hundred thousand (100,000) shares of preferred stock, par value $.001 per share (the "PREFERRED STOCK"). Unless and until the Automatic Conversion occurs, the only shares of Common Stock which the Corporation shall have authority to issue is nineteen million nine hundred thousand nine hundred (19,999,900) shares of Class A Common Stock, par value $.001 per share (the "CLASS A COMMON STOCK") and one hundred
(100) shares of Class B Common Stock, par value $.001 per share (the "CLASS B COMMON STOCK"). Upon and after the Automatic Conversion, the Corporation shall be authorized to issue one class of Common Stock, consisting of twenty million (20,000,000) shares designated as Common Stock, and one class of Preferred Stock, consisting of one hundred thousand (100,000) shares designated as Preferred Stock. The term "COMMON STOCK" shall refer to the Class A Common Stock and the Class B Common Stock, collectively, unless and until the Automatic Conversion occurs, and to the Common Stock upon and after the Automatic Conversion.

          A. PREFERRED STOCK. The Board of Directors of the Corporation (hereinafter referred to as the "BOARD OF DIRECTORS") is hereby expressly authorized at any time, and from time to time, to create and provide for the issuance of shares of

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Preferred Stock in one or more series and, by filing a certificate pursuant to the GCL (hereinafter referred to as a "PREFERRED STOCK DESIGNATION"), to establish the number of shares to be included in each such series, and to fix the designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, including, but not limited to, the following:

          1. the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

          2. whether dividends, if any, shall be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

          3. the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

          4. the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

          5. whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of, any other series of any class or classes of capital stock of, or any other security of, the Corporation or any other corporation, and, if provision be made for any such conversion or exchange, the times, prices, rates, adjustments and any other terms and conditions of such conversion or exchange;

          6. the voting powers, if any, and whether such voting powers are full or limited in such series;

          7. the restrictions, if any, on the issue or reissue of shares of the same series or of any other class or series;

          8. the amounts payable on and the preferences, if any, of the shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

          9. any other relative rights, preferences and limitations of that series.

          B. COMMON STOCK. The Common Stock shall be subject to the express terms of any series of Preferred Stock set forth in the Preferred Stock Designation relating thereto. Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder of record on the books of the Corporation for the election of directors and on all other


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matters on which stockholders of the Corporation are entitled to vote.  The holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in stock or otherwise. In addition, the Class A Common Stock shall be subject to the express restrictions set forth below in this SECTION B.

               1.   RESTRICTIONS ON CLASS A COMMON STOCK.

                    a. CORPORATION'S RIGHT TO REPURCHASE UPON TERMINATION OF AFFILIATION. All shares of Class A Common Stock held of record by a person who is an employee or director of, or a consultant to, the Corporation or any of its subsidiaries shall be subject to the Corporation's right to repurchase all of such shares in the event that such holder's affiliation with the Corporation as an employee, director or consultant is terminated. Such right of repurchase upon termination of affiliation shall also be applicable to all shares of Class A Common Stock which such person has the right to acquire subsequent to his or her termination of affiliation pursuant to any of the Corporation's employee benefit plans or pursuant to any option or other contractual right to acquire shares of Class A Common Stock in effect at the date of such termination of affiliation. An authorized leave of absence approved in accordance with the Corporation's policy from time to time in effect shall not constitute a termination of affiliation for purposes of this PARAGRAPH (a); PROVIDED, HOWEVER, that the issuance of a formal personnel action notice by the Corporation's personnel department advising an employee that his or her leave of absence is terminated shall constitute a termination of affiliation for purposes of this PARAGRAPH (a). The Corporation's right of repurchase shall be exercised by mailing written notice to such holder at his or her address of record on the Corporation's stock record books within ninety (90) days following the termination of such affiliation, which notice shall request delivery of certificates representing the shares of Class A Common Stock, duly endorsed in blank or to the Corporation, free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. If the Corporation repurchases such shares, the price shall be the higher of (i) the original purchase price paid for such shares by such holder if such shares were acquired from the Corporation by such holder or (ii) the Formula Price (as hereinafter defined) per share on (x) the date of such termination of affiliation, in the case of either shares owned by the holder at that date or shares issuable to such holder subsequent to the date of termination of affiliation pursuant to any option or other contractual right to acquire shares of Class A Common Stock which were outstanding at that date, or (y) the date such shares are distributed to such holder, in the case of shares distributable to such holder subsequent to his or her termination of affiliation pursuant to any of the


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     Corporation's employee benefit plans.  For purposes of the foregoing sentence, an adjustment shall be made to the original purchase price paid for such shares to account for any changes in the capitalization of the Company, as determined by the Board of Directors. If for any reason the Corporation is unable to make payment directly to a holder, then the Corporation may make such payment by depositing the purchase price in an account for the benefit of such holder and such shares of Class A Common Stock shall thereby be deemed to have been transferred to the Corporation on the date cash payment is made and no longer outstanding and all rights of the holder with respect to such shares terminated.

                    b. CORPORATION'S RIGHT OF FIRST REFUSAL. If at any time a holder of Class A Common Stock receives a bona fide offer to purchase such shares and desires to sell any of such shares (other than through the limited market maintained by the Corporation), such holder shall first give notice to the Secretary of the Corporation containing:

                         (i) A statement signed by such holder notifying the Corporation that such holder desires to sell shares of Class A Common Stock and has received a bona fide offer to purchase such shares.

                         (ii) A statement signed by the intended purchaser containing:

                              (a) the intended purchaser's full name, address and taxpayer identification number;

                              (b)  the number of shares to be purchased;

                              (c)  the price per share to be paid;

                              (d)  other terms under which the purchase is
                    intended to be made; and

                              (e) a representation that the offer, under the terms specified, is bona fide.

                         (iii) If the purchase price is payable in cash, in whole or in part, a copy of a certified check, cashier's check or money order payable to such holder from the purchaser in the aggregate amount of the purchase price which is to be paid in cash.

               The Corporation shall thereupon have an option exercisable within fourteen (14) days of receipt of such notice by the Secretary to purchase all, but not less than all, of the shares specified in the notice at the lesser of (a) the Formula Price (as hereinafter defined) per share


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     following receipt of the notice from the holder, or (b) the offer price and upon the same terms as set forth in the notice, accompanied by payment of the purchase price; PROVIDED, HOWEVER, that if the offer price is payable, in whole or in part, other than in cash, the Corporation shall pay the equivalent value of any noncash consideration as mutually agreed upon between the holder and the Corporation. Such option shall be exercised by the Corporation by mailing written notice to such holder at his or her address of record on the Corporation's stock record books. In the event the Corporation does not exercise such option, such holder may sell the shares specified in the notice within thirty (30) days thereafter to the purchaser, at the price and upon the terms and conditions set forth therein. The holder may not sell such shares to any other purchaser, or at any different price, or on any different terms, without first reoffering such shares to the Corporation.

                    c. ELECTION OF RIGHTS BY CORPORATION. In the event circumstances shall occur which would ordinarily permit the Corporation to exercise its rights under either PARAGRAPHS (a) OR (b) of this SUBSECTION 1 at the time when the Corporation's rights under the other subparagraph have become and remain exercisable, the Corporation, by resolution of its Board of Directors, acting in its sole discretion, may elect which of such rights it shall exercise. The Board of Directors may designate one or more nominees to purchase any shares of Class A Common Stock which it has the right to purchase in lieu of purchasing such shares itself.

                    d. OTHER TRANSFERS. Except for the sales in the limited market maintained by the Corporation and as provided in PARAGRAPHS (a) OR
     (b) of this SUBSECTION 1, no holder of shares of Class A Common Stock may sell, assign, pledge, transfer or otherwise dispose of or encumber any shares of Class A Common Stock without the prior written approval of the Corporation, and any attempt to so sell, assign, pledge, transfer or otherwise dispose of or encumber such shares without such prior approval shall be null and void. The Corporation is expressly authorized to condition its approval of a transfer (other than by sale) of any shares of Class A Common Stock by an employee or director of, or a consultant to, the Corporation or by a person who acquired such shares other than by purchase, directly or indirectly, from an employee or director of, or a consultant to, the Corporation upon the transferee's agreement to hold such shares subject to the Corporation's right to repurchase such shares pursuant to PARAGRAPH (A) of this SUBSECTION 1 upon the termination of affiliation of the employee, director or consultant.

                    e. DEFINITION OF FORMULA PRICE. As used in this Certificate of Incorporation, the term "Formula Price" shall mean the price, as determined in good faith, pursuant to the formula adopted by the Board of Directors of the


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     Corporation for the purpose of determining the fair market value of one (1)
     share of the Corporation's Class A Common Stock, as such formula may be modified from time to time by the Board of Directors.

                    f. LAPSE OR WAIVER OF RESTRICTIONS ON CLASS A COMMON STOCK; CONVERSION UPON LAPSE.

                         (i) LAPSE. All restrictions upon the shares of Class A Common Stock set forth in this SUBSECTION 1 shall automatically lapse and be of no further force or effect if:

                              (a) the Corporation has declared effective by the United States Securities and Exchange Commission a registration statement (other than a registration statement on Form S-4 or Form S-8 or other similar form) to effect an underwritten offering of any class or series of its capital stock (or any securities convertible into shares of capital stock) to the general public; or

                              (b) the Corporation's application to have any class or series of its capital stock (or any securities convertible into shares of capital stock) listed on a national securities exchange or quoted on The Nasdaq Stock Market is approved.

                         (ii) AUTOMATIC CONVERSION. Upon the lapse of the restrictions on the shares of Class A Common Stock as provided in SUBPARAGRAPH (f)(i) above, each authorized share of Class A Common Stock and each authorized share of Class B Common Stock shall automatically convert into shares of the single class of common stock of the Corporation designated as Common Stock on a one-for-one basis (the "AUTOMATIC CONVERSION"). Shares of Common Stock shall not be subject to any restrictions other than such restrictions generally applicable to the Common Stock pursuant to the first paragraph of this SECTION B of ARTICLE FOURTH.

                         (iii) WAIVER. The Corporation may, by resolution of its Board of Directors, acting in its sole discretion, waive any or all of the restrictions upon the shares of Class A Common Stock set forth in this SUBSECTION 1 in such circumstances as the Board of Directors deems appropriate, and such waiver may be effective as to any or all of the shares of Class A Common Stock, or as to any or all of the holders thereof.

          2. RESTRICTIONS ON CLASS B COMMON STOCK. The Class B Common Stock shall not be subject to any restrictions other


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     than such restrictions generally applicable to the Common Stock pursuant to the first paragraph of SECTION B of ARTICLE FOURTH. If at any time the restrictions on the Class A Common Stock set forth in SUBSECTION 1 of this SECTION B shall lapse as provided in SUBPARAGRAPH (f)(i) of SUBSECTION 1, each authorized share of Class B Common Stock shall automatically convert on a one-for-one basis into a share of Common Stock. Shares of Common
     Stock shall not be subject to any restrictions other than such restrictions generally applicable to the Common Stock pursuant to the first paragraph of SECTION B of ARTICLE FOURTH.

          FIFTH: A. In furtherance, and not in limitation, of the powers conferred by law, the Board of Directors is expressly authorized and empowered:

          1. to adopt, amend or repeal the Bylaws of the Corporation, PROVIDED, HOWEVER, that any Bylaws adopted by the Board of Directors under the powers hereby conferred may be amended or repealed by the Board of Directors or by the stockholders having voting power with respect thereto; and

         2. from time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined, or as expressly provided in this Certificate of Incorporation or in any Preferred Stock Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by law.

          B. The Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by law.

          SIXTH: A. Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Certificate of Incorporation to elect additional directors under specified circumstances, the number of directors of the Corporation shall not be less than 3 nor more than 9 and shall be fixed from time to time in the manner described in the Bylaws.


          B. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

          C. The directors, other than those who may be elected by the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Certificate of Incorporation, shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, and designated as Class I, Class II


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and Class III, at the first annual meeting of stockholders when the Corporation shall have at least 800 stockholders as determined under Section 2115 of the California Corporations Code (hereinafter, the "FIRST MEETING"). The Directors first appointed to Class I at the First Meeting shall hold office for a term expiring at the annual meeting of the stockholders immediately following the First Meeting; the Directors first appointed to Class II shall hold office for a term expiring at the second annual meeting of the stockholders following the First Meeting; and the Directors first appointed to Class III shall hold office for a term expiring at the third annual meeting of the stockholders following the First Meeting. Members of each class shall hold office until their successors are elected and qualified. Thereafter, at each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election, and until their successors are elected and qualified. Notwithstanding the foregoing, if at the time of any annual meeting of stockholders, the Corporation is prohibited by applicable law from having a classified Board of Directors, all of the Directors shall be elected at such annual meeting for a one year term only. If at the time of any subsequent annual meeting of stockholders the Corporation is no longer prohibited by applicable law from having a classified Board of Directors, the Board of Directors shall again be classified in accordance with the first sentence of this paragraph, and at such annual meeting Directors initially elected shall be elected to serve in either Class I, Class II or Class III to hold office for a term expiring at the first, second or third succeeding annual meeting of the stockholders, respectively; thereafter successors to each Class shall be elected in the accordance with the fourth sentence of this paragraph.

          D. Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Certificate of Incorporation to elect additional directors under specified circumstances, any director may be removed from office at any time for cause by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock, voting together as a single class. For the purposes of this Certificate of Incorporation, "VOTING STOCK" shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

          E. Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the Bylaws of the Corporation.

          F. Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Certificate of Incorporation to elect additional directors under specified circumstances, vacancies resulting from death, resignation, retirement, disqualification, removal from


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office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director's successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the total number of directors which the Corporation would at the time have if there were no vacancies shall shorten the term of any incumbent director.

          SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. No amendment or repeal of this ARTICLE SEVENTH shall adversely affect any right or protection of a director of the Corporation existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

          EIGHTH: Except as may be expressly provided below in this ARTICLE EIGHTH, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by law, and all powers, preferences and rights of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this ARTICLE EIGHTH; PROVIDED, HOWEVER, that no Preferred Stock Designation shall be amended after the issuance of any shares of the series of Preferred Stock created thereby, except in accordance with the terms of such Preferred Stock Designation and the requirements of law; AND PROVIDED, FURTHER, that the affirmative vote of at least 66-2/3 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with the provisions of ARTICLE FIFTH, ARTICLE SIXTH or ARTICLE EIGHTH of this Certificate of Incorporation, unless such amendments or changes are approved by a majority of the directors of the Corporation not affiliated or associated with any person, other than Pamela M. Lopker or Karl F. Lopker, holding (or which has announced an intention to acquire) 20% or more of the voting power of the then outstanding Voting Stock, voting together as a single class.


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          NINTH:  The name and mailing address of the incorporator is Melainie
K. Mansfield, Milbank, Tweed, Hadley & McCloy, 600 S. Figueroa St., Los Angeles, California 90017.

          WITNESS my signature this 15th day of May, 1997.


                                    /s/ Melainie Mansfield
                                    -----------------------------
                                          Sole Incorporator









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